Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Tavia Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	equity	Units, each consisting of one-half of one Class A ordinary share, $0.0001 par value, one-half of one Class P ordinary share and one-half of one redeemable warrant(2)	Rule 457(a)	20,125,000	$10.00	$201,250,000	$0.00014760	$29,704.5
Fees To Be Paid	equity	Class A ordinary shares included as part of the units(3)	Other	10,062,500	—	—	—		(6)
Fees To Be Paid	equity	Redeemable warrants included as part of the units(3)	Other	10,062,500	—	—	—		(6)
Fees To Be Paid	equity	Class P ordinary shares included as part of the units (3)	Other	10,062,500	—	—	—		(6)
Fees To Be Paid	equity	Ordinary shares underlying the warrants included as part of the units	Other	10,062,500	$11.50	$115,718,750	0.00014760	$17,080.1
	Total Offering Amounts					$316,968,750		$46,784.6	(4)
	Total Fees Previously Paid							80,944.8
	Total Fee Offsets							0
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Representing 20,125,000 units including 17,500,000 units to be issued in the offering and up to 2,625,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one-half of one ordinary share, one-half of one convertible preferred share and one-half of one redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.

(6)	No fee pursuant to Rule 457(g).